Exhibit 99.2

We are excited to share the news that Adobe has agreed to acquire TubeMogul. Our CEO’s take on the news and what it means for clients and other important information: https://www.tubemogul.com/blog/adobe-systems-signs-definitive-agreement-to-acquire-tubemogul/